EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT
AND

MUTUAL GENERAL RELEASE

This Purchase and Sale Agreement and Mutual General Release (hereinafter, “Agreement”) made and entered this into this ____ day of May, 2012, by and among:

1.  Bella Petrella’s Holdings, Inc., a Florida corporation (hereinafter, “Holdings”) whose stock is publicly traded and whose address is 9085 Charles E. Limpus Road, Orlando, Fl 32836;

2.  JVW Entertainment, Inc., a Florida private corporation (hereinafter, “Entertainment”), whose address is 9085 Charles E. Limpus Road, Orlando, FL 32836;

3.  John V. Whitman, Jr., a natural person (hereinafter, “Whitman”), who is a director and executive officer of Holdings and of Entertainment and resides at 9085 Charles E. Limpus Road, Orlando, FL 32836;

4.  Joseph M. Petrella, Jr., a natural person (hereinafter, “Petrella, Jr.”), who resides at 17006 Madres De Avila, Tampa, FL 33613;

5.  Joseph M. Petrella, III, a natural person (hereinafter, “Petrella, III”), who is an executive officer of Holdings and resides at 17006 Madres De Avila, Tampa, FL 33613; and

6.  With respect to each of the foregoing Parties (i) who are corporations, the Party shall include, but not be limited to itself and its directors, officers, stockholders, employees, attorneys and agents and (ii) who are natural persons, the Party shall include, but not be limited to, himself and his successors, heirs and assigns.

PREAMBLE

Whereas, Holdings was founded by Entertainment, Petrella, Jr. and Petrella, III to undertake the transaction identified in the next clause and to become a publicly traded company with the expectation of obtaining funding to develop the market for the products described in the next clause;

Whereas, in connection with the founding of Holdings, Holdings purchased from Petrella, Jr. and Petrella, Jr. sold to Holdings all of his right, title and interest in and to recipes, manufacturing rights, trademarks, copyrights, trade dress and everything of any nature related to and in certain pasta sauce and salsa products by a Bill of Sale dated March 5, 2010 (a copy is attached hereto as Exhibit A), and described therein and in Holdings’ filings with the U.S. Securities and Exchange Commission (all such right, title, interest and other related things being the “Sauce and Salsa Products”) [it being part of the understanding of the Parties, among other things, that Petrella, Jr., would not disclose the recipes for the Sauce and Salsa Products until certain conditions were satisfied, which have not been satisfied, and the Parties acknowledge that such recipes have not been disclosed by Petrella, Jr. to Holdings or Entertainment];

Whereas, Entertainment purchased 9,761,000 shares of Holdings’ common stock from Petrella, Jr. and in payment for which stock Entertainment was to issue its promissory notes (“Petrella Notes”) (a copy of the Stock Purchase and Sale Agreement is attached hereto as Exhibit B);

Whereas, Petrella, Jr. has not received any payments or consideration of any kind under the Petrella Notes;

Whereas, Holdings has purchased a pizza and sports bar restaurant and a franchisor of such pizza and sports bar restaurants;

Whereas, Petrella, Jr., desires to repurchase and Holdings desires to sell the Sauce and Salsa Products;

Whereas, Petrella, III  does not desire to continue as an executive officer of Holdings, absent its pursuit to marketing the Sauce and Salsa Products  or otherwise retain any interest in Holdings; and

Whereas, Petrella, Jr., and Petrella, III desire to pursue the further commercialization of the Sauce and Salsa Products without the participation of Entertainment or Holdings;

Now therefore, in consideration of the transactions set forth below, the mutual general and reciprocal release of each party by every other party, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

It is Agreed as follows:

1.  The Parties agree that the facts set forth in the Preamble hereto are accurate and sufficiently reflect the facts for the purposes hereof.

2.  The Parties hereto agree that Time is of the Essence for completion of all terms, conditions and requirements set forth in this Agreement.

3.  Holdings shall, and hereby does, bargain, sell, assign, transfer and convey to Petrella, Jr., the Sauce and Salsa Products.

4.  Petrella, Jr.: (a) shall, and hereby does cancel, as if satisfied, the Petrella Notes; (b) shall, and hereby does cancel and surrender all common stock purchase warrants of Holdings; (c) shall promptly surrender to Whitman for cancellation all shares of Holdings’ common stock which he, his family members and other donees now own or control, as listed in Exhibit C, attached hereto, and which were issued to Petrella, Jr.,as founder’s shares and in connection with Holdings’ purchase of the Sauce and Salsa Products; and (d) shall, and hereby does cancel, terminate and release Holdings,  Entertainment and Whitman from the Consulting Agreement dated March 5, 2010 (the “Consulting Agreement”), a copy of which is attached hereto as Exhibit “D”, and entered into in connection with Entertainment’s purchase of the Sauce and Salsa Products, waiving and forgiving the debt that is owed to Petrella, Jr. with respect to any and all accrued and unpaid compensation, benefits and other payment due and deriving from said Consulting Agreement.

5.  Entertainment shall, and hereby does, cancel, terminate and release Petrella, Jr., to which cancellation, termination and release Petrella, Jr., consents, from his Agreement Not To Compete, a copy of which is attached hereto as Exhibit “E”, and from the  Consulting Agreement.

6.  Holdings shall assign its ownership rights in the Word/Marks: (1) “Bella Petrella’s”, which was registered with the United States Patent and Trademark Office, Registration Number 3,860,429, on October 12, 2010, to Petrella, Jr. (A copy of the United States Patent and Trademark Office’s Registration of “Bella Petrella’s” is attached hereto as Exhibit F); and (2) “Bringing Homemade Home Again”, which was registered with the United States Patent and Trademark Office, Registration Number 3,860,430, on October 12, 2010, to Petrella, Jr. (A copy of the United States Patent and Trademark Office’s Registration of “Bringing Homemade Home Again” is attached hereto as Exhibit G).

7.  Holdings shall, as soon as practicable, change its corporate name to something other than and not confusingly similar to “Bella Petrella’s Holdings, Inc.”

8.  Neither Petrella, Jr., nor anyone deriving from him any rights to the Sauce and Salsa Products shall for a period of two years following the date hereof, use the corporate name, “Bella Petrella Holdings, Inc.”, in any state within the United States or another corporate or trade name confusingly similar thereto, provided that this prohibition shall not preclude Petrella, Jr., nor anyone deriving from him any rights to the Sauce and Salsa Products from using the trade names or trademarks for the products embodying the Sauce and Salsa Products including the words “Bella Petrella’s”.

9.  In view of Holdings’ ownership of a pizza and sports bar restaurant and franchisor of pizza and sports bar restaurants which has a proprietary line of sauce and salsa products, nothing herein contained, no prior relationship between or among the parties and no course of dealing between or among the parties shall be deemed, construed or asserted to prevent or preclude Holdings or any subsidiary thereof from manufacturing or marketing a line of sauce and salsa products as now formulated or as may be formulated in the future.

10.  Petrella, III: (a) shall, and hereby does, resign as a vice president of and all other positions with Holdings; (b) waive all accrued and unpaid compensation and benefits due and owing to him by Holdings; (c) voluntarily terminate any contract of employment with Holdings; (d) shall promptly surrender to Whitman for cancellation all common stock of Holdings which were issued to him as founder’s shares and which he, his family members and other donees now own or control, as listed in Exhibit C and which  were issued to Petrella, III; and (e) shall promptly deliver to Holdings all personal property, information and records of Holdings in his possession and under his control to Holdings.

11.  RELEASE.  Each Party to this Agreement does hereby irrevocably and unconditionally release each and every other party to this Agreement from any and every demand, claim, liability, injury, suit, damage and cause of action which it or he, as the case may be, now has or may now or hereafter have against any and every other party to this Agreement, except and excluding specific performance of a party’s obligations under this Agreement.

12.  Holdings, Entertainment and Whitman and any entity owned and/or controlled by any of them, shall all agree not to compete with the soon to be formed corporation by Petrella, Jr. for a period of eighteen (18) years with respect to the sale, marketing and distribution of reduced acid tomato sauces, including but not limited to pasta sauce and salsa products, in any and all markets that the sauces are being sold and distributed.

13.  Holdings, Entertainment and Whitman, and any entity owned and/or controlled by any of them, shall not have the right to use the trade names or trademarks with the name, word, image or mark “Bella” in the name, including, but not limited to “Bella Petrella” or “Bella Petrella’s.”  Moreover, Holdings, Entertainment and Whitman, and any entity owned and/or controlled by any of them, shall not have the right to use the trade names or trademarks assigned to Petrella, Jr. in Paragraph 6 of this Agreement.

14.  Whitman agrees not to disparage Petrella, Jr., Petrella III, the Petrella family business and/or the Petrella family name.  Whitman agrees not to contact Petrella, Jr., Petrella, III, or any other Petrella family member for any reason.  Should Whitman, Entertainment, Holdings and/or and any entity owned and/or controlled by any of them need to contact any of the above, said contact shall be through the below named Counsel for them.

15.  Petrella, Jr. and Petrella III agree not to disparage Whitman, Entertainment or any entity owned and/or controlled by any of them.  Petrella, Jr. and Petrella, III agree not to contact Whitman, Holding or Entertainment for any reason.  Should either Petrella, Jr. and/or Petrella, III need to contact Whitman,   Entertainment or Holding, said contact shall be through the below listed Counsel for Whitman.

16.A.  Each Party acknowledges that it may have obtained trade secrets (as defined by applicable law) as well as other information existing as of the effective date of the Consulting Agreement  or thereafter developed in which the other Party and/or the other Party’s affiliates have a proprietary interest (or a confidentiality obligation to a third party) and a legitimate business reason for guarding against unauthorized disclosure thereof, including business plans, pricing and marketing and sales strategies, client information and other materials and information regarding the other Party's, and its affiliates, business operations (hereinafter the "Proprietary Information").  Restrictions on the use or disclosure of the Proprietary Information do not extend to any item of information that is publicly known at the time of the disclosure, is lawfully received from a third party not bound in a confidential relationship regarding such information, is published or otherwise made known to the public by the discloser or was generated independently by recipient before receipt from the discloser or without use of any Proprietary Information of the discloser.

16.B.  Each Party shall at all times keep and maintain the confidentiality of all Proprietary Information and shall not (a) disclose any Proprietary Information to any third party or (b) use Proprietary Information for any other purpose other than to pursue the referral arrangements described hereunder.  Each Party shall inform its necessary employees, agents and subcontractors of the nondisclosure and confidentiality requirements set forth in this Agreement.

16.C.  The provisions of this Section 15 shall survive the expiration or termination of this Agreement.

17.  Whitman, Entertainment and Holdings shall, at their sole cost and expense, indemnify, hold harmless, and defend Petrella, Jr. and Petrella III from and, against any and all claims, demands or causes of action of whatever kind or nature, and the resulting losses, costs and expenses (including reasonable attorneys’ fees and costs), damages, orders, judgments, or decrees, sustained by each of them or any third party action arising out of, or by reason of, or resulting from the acts, errors, or omissions of Whitman, Entertainment, Holdings and/or their agents, subcontractors, independent contractors or employees related to or in any way arising out of their control and operation of Holdings.

18.B.  A party seeking indemnification (hereinafter the “Indemnitee”) shall give the indemnifying party (hereinafter the “Indemnitor”) prompt notice of any claim or litigation to which its indemnity applies.  The Indemnitor shall have the right to assume the defense of any claim or litigation to which its indemnity applies and the Indemnitee shall cooperate fully with the Indemnitor in such defense and settlement of such claim or litigation.  Without limiting the generality of the foregoing, if the Indemnitor fails or refuses to assume the defense of any claim, action or cause of action to which its indemnity applies (whether or not suit has formally been brought), Indemnitor shall be responsible for the payment of any settlement of such claim, action or cause of action reached by the Indemnitee, as well as the costs and expenses (including reasonable attorney’s fees) incurred by the Indemnitee in defending such claim, action or cause of action and/or in reaching such settlement.

18.C.  The provisions of this Section 16 shall survive the expiration or termination of this Agreement.

19.   Should any Party to this Agreement violate any material provision of this Agreement, including, but not limited to Sections 2 though 9 and 12 through 14 above, the Parties agree that it may be impossible for the harmed Party to place a dollar value on the damage that it has suffered as a result of the violation of the material provision of this Agreement.  Therefore, the Parties agree that the harmed Party(ies) may seek and obtain the following remedies:

(a)  Injunctive relief without the need for the moving (harmed) Party to prove to the Court irreparable harm and inadequate remedy at law.

(b)  Liquidated damages in the amount of Five Hundred Thousand and 00/100 Dollars ($500,000.00), unless the harmed Party can prove its own damages or the amount of revenue that the breaching party received as a result of its violation of a material provision of this Agreement.  The Parties further agree that this liquidated damages amount is not for punitive purposes, but because damages for the violation of a material provision of this Agreement would most likely be difficult, if not impossible, to properly prove with particularity.

20.  Miscellaneous Terms and Conditions

(a)  This Agreement is personal in nature and no Party shall assign, transfer nor otherwise dispose of any rights or delegate any obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld; except; however, in connection with the sale of all or substantially all of its assets or stock to a third party who is not a direct competitor of the other Party hereto, in which case such prior written consent shall not be required. This Agreement shall inure to the benefit of and be binding upon each Party and its respective successors and permitted assigns.

(b)  This Agreement constitutes the full complete understanding and agreement of Holdings, Whitman, Entertainment, Petrella, Jr. and Petrella, III and supersedes all prior negotiations, understandings and agreements pertaining to the subject matter hereof.  Except as expressly stated in this Agreement, any waiver, modification or amendment of any provision of this Agreement will be effective only if in the form of a written amendment to this Agreement and signed by Holdings, Whitman, Entertainment, Petrella, Jr. and Petrella, III.

 (c)  Any and all notices required under the provisions of this Agreement must either be delivered personally, given by mail, courier, or by an overnight delivery service.

Notices to Whitman, Entertainment and Holdings shall be directed to: John V. Whitman at 9085 Charles E. Limpus Road, Orlando, FL 32836; with a copy to: Jackson L. Morris, Esq., at 3116 W. North A Street, Tampa, FL 33609-1544.

Notices to Petrella, Jr. and Petrella, III shall be directed to: 17006 Madres De Avila Tampa, FL 33613; with a copy to Philip J. Kantor, Esq., Quintairos, Prieto, Wood & Boyer, P.A., One East Broward Blvd., Suite 1400, Ft. Lauderdale, FL 33301.

All notices required under this Agreement shall be in writing and will be effective when received.  The Parties may change their respective addresses by written notice to the other Party, sent as provided in this Section 18(c).

 (d)  No delay or omission or failure to exercise any right or remedy provided for herein will be deemed to be a waiver thereof and any single or partial exercise of any such right or remedy, power or privilege will not preclude any later exercise thereof.

 (e)   All Parties to this Agreement had the full opportunity to have counsel of their choice review and comment upon the language, terms and conditions of this Agreement.  Thus, none of the Parties shall be considered the drafter of this Agreement; therefore no ambiguity or any other asserted problem with the terms of this Agreement shall not be held against any particular Party to this Agreement as the drafter of the Agreement.

 (f)    In the event that any provision of this Agreement is held to be invalid, illegal or unenforceable under present or future laws, then such provision will be fully severable and this Agreement will be construed and enforced as if such invalid, illegal or unenforceable provision were not a part hereof.

 (g)   The headings of Sections herein are for convenience only and will not be deemed to affect in any way the scope, intent or meaning of the provisions to which they refer.

 (h)   This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of Florida, without regard to its choice of law provisions or comity.  The courts in Hillsborough County, Florida, shall have exclusive jurisdiction and venue with respect to any disputes arising hereunder.  In legal proceedings instituted to enforce this Agreement, the Party who substantially prevails in such proceedings shall be entitled to the award of its reasonable attorney's fees and litigation costs at all trial and appellate levels, plus fees and costs incurred by it in executing and/or collecting any judgment,.

 (i)  Each party shall promptly execute and deliver such additional and further documents as shall be deemed reasonably necessary and desirable to carry out the intents and purposes of this Agreement, all without charge or cost to the requesting party.

In Witness Whereof, the Parties have set their respective hands, intending to be legally bound, the date first set forth above.  This Agreement may be executed in one or more counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.

Bella Petrella’s Holding, Inc.	JVW Entertainment, Inc.

By: /s/ John V. Whitman, Jr.	By: /s/ John V. Whitman, Jr.
John V. Whitman, Jr., Chief Executive Officer	John V. Whitman, Jr., President

/s/ [illegible]	/s/ [illegible]
Witness Name:[illegible]	Witness Name: [illegible]

/s/ [illegible]	/s/ [illegible]
Witness Name: [illegible]	Witness Name: [illegible]

/s/ John V. Whitman, Jr.
John V. Whitman, Jr.

/s/ [illegible]
Witness Name: [illegible]

/s/ [illegible]
Witness Name:[illegible]

/s/ Joseph M. Petrella, Jr.
Joseph M. Petrella, Jr.

/s/ Donald Engstrom
Witness Name: Donald Engstrom

/s/ AlexaHescox
Witness Name:AlexaHescox

/s/Joseph M. Petrella, III
Joseph M. Petrella, III

/s/ Donald Engstrom
Witness Name:Donald Engstrom

/s/ AlexaHescox
Witness Name:AlexaHescox

EXHIBITS TO
PURCHASE AND SALE AGREEMENT
AND
MUTUAL GENERAL RELEASE

EXHIBIT A  Bill Of Sale[omitted]

EXHIBITB  Stock Purchase And Sale Agreement[omitted]

EXHIBIT C

Joseph M. Petrella, Jr.
Total Active Shares: 500,000

Joseph M. Petrella, III
Total Active Shares: 99,868

Jason Petrella
Total Active Shares: 50,000

Jenna Petrella
Total Active Shares: 50,000

Joanna Petrella
Total Active Shares: 50,000

Felicia Petrella
Total Active Shares: 300,000

EXHIBIT D - Consulting Agreement [omitted]

EXHIBIT E- Agreement Not To Compete [omitted]

EXHIBIT F - US Patent and Trademark Office’s Registration of “Bella Petrella’s” [omitted]

EXHIBIT G - US Patent and Trademark Office’s Registration of “Bringing Homemade Home Again” [omitted]